Exhibit 16.1

March 1, 2011

Office Of the Chief Accountant
U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:           Kallo Inc., formerly Diamond Technologies, Inc.
     File No.:  000-53183

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on March 1, 2011 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

MALONEBAILEY, LLP
www.malone-bailey.com
Houston, Texas